AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between New Amsterdam Partners LLC and Calvert Investment Management, Inc.

WHEREAS, New Amsterdam Partners LLC as the investment sub-advisor to the Calvert Balanced Portfolio (the “Portfolio”) and Calvert Asset Management Company, Inc. as the investment adviser to the Portfolio, a series of the Calvert Social Investment Fund, entered into an investment subadvisory agreement on June 30, 2004 and an amended fee schedule to the investment subadvisory agreement on June 3, 2008 (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreements are revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

New Amsterdam Partners LLC

By: __________________________________

Name: _______________________________

Title: ________________________________

Calvert Investment Management, Inc.

By: __________________________________

Name: William M. Tartikoff

Title: Senior Vice President and Secretary